PROMISSORY NOTE

Dated: 28 April 2014

OBAR Camden Holdings Limited, a private company registered in England and Wales under company number 08763877 and OBAR Camden Limited, a private company registered in England and Wales under company number 04962866, jointly and severally, for value received (collectively, “Promisors”) promise to pay to Loton Corp, a Nevada corporation (“Payee”) the principal amount of US$494,749 (“Principal Amount”) representing certain transaction expenses by Payee incurred in connection with various transactions involving Promisors for which Payee is entitled to reimbursement as provided by that certain Shareholders’ Agreement dated 12 February 2014, between, amongst others, the Promisors and the Payee (Transaction Expenses). The due date of this promissory note shall be eighteen months from the date hereof (“Due Date”).

Interest shall accrue on this promissory note at the rate of 8% per annum (“Interest”). The Interest shall accrue on a daily basis and shall be payable on the first 12 month anniversary of the date of this promissory note with any remaining balance payable on the Due Date.

The Promisors shall have a cure period of 60 business days in respect of any payment of Interest and/or Principal Amount due under this promissory note.

So long as this promissory note is outstanding. Promisors shall not make any shareholder distributions, nor shall Promisors pay compensation to Rob Ellin or Oily Bengough, and the net proceeds from any debt and equity financings obtained by either of the Promisors shall be applied as prepayments under this promissory note (except to the extent, in the case of any debt financing, where the credit facility shall limit the portion of borrowings that may be used to pay this promissory note).

Payment of this note is subordinate to payment in full of that certain Senior Promissory Note of even date herewith executed by Promisors in favour of JJAT Corp, and subject to any restrictive in favour of any senior lenders to either of Promisors.

All payments shall be made in US dollars in immediately cleared funds in full and without any deduction or withholding.

The Promisors hereby waive presentment, demand for payment, notice of dishonour, protest and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

This promissory note is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this promissory note.

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This promissory note (and any non-contractual obligations arising out of or in connection with it) shall be governed by, and construed in accordance with, the law of England and Wales. The Promisors irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this promissory note.

This promissory note has been entered into as a deed on the date stated at the beginning of it.

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Executed as a deed by
OBAR Camden Holdings Limited
acting by Oily Bengough, a director,

in the presence of:

Witness Name:
Witness Signature:
Address:
Occupation:

Executed as a deed by
OBAR Camden Limited
acting by Oily Bengough, a director,

in the presence of:

Witness Name:
Witness Signature:
Address:
Occupation:

Executed as a deed by
LOTON Corp
acting by Robert Ellin, a director,

in the presence of:

Witness Name:
Witness Signature:
Address:
Occupation:

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